C. Michael Ryer
Direct Line: (403) 298-3219
e-mail: ryerm@bennettjones.ca


February 7, 2001



Burlington Resources Inc.
5051 Westheimer, Suite 1400
Houston, TX  77056-2124

Burlington Resources Finance Company
3700, 250 - 6 Avenue SW
Calgary, Alberta  T2P 3H7

Ladies and Gentlemen:

                     Re: 6.68% Notes due February 15, 2011

     We have acted as special Canadian tax counsel to Burlington Resources Inc. ("Burlington Resources"), a corporation organized under the laws of Delaware, U.S.A., and Burlington Resources Finance Company ("Burlington Finance"), an unlimited liability company organized under the laws of Nova Scotia, Canada, in connection with the issuance by Burlington Finance of the 6.68% Notes, due February 15, 2011 (the "Notes"), which are irrevocably and unconditionally guaranteed by Burlington Resources. At your request, we are rendering our opinion concerning the principal Canadian federal income tax consequences to purchasers of the Notes. In connection therewith, we reviewed copies of the Registration Statement (as defined below), as well as the related forms of the Indenture, the Guarantee Agreement, and the Note incorporated by reference as exhibits into the Registration Statement by the filing of a Form 8-K on the date hereof containing such exhibits.

     Our opinion is based on the current provisions of the Income Tax Act (Canada) (the "ITA") and the regulations thereunder, our understanding of the current assessing and administrative practices of Canada Customs and Revenue Agency ("CCRA") and all specific proposals to amend the ITA and the regulations thereunder which have been publicly announced by the Minister of Finance (Canada) before the date hereof. Our opinion does not otherwise take into account or anticipate changes in the law or in the assessment and administrative practices of CCRA, whether by judicial, governmental or legislative decision or action, nor does it take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada. We assume that the obligations contained in the operative documents for the Notes described in the Prospectus and the Prospectus Supplement forming a part of the Registration Statement to which our opinion relates and is incorporated by reference (the "Registration Statement") will be performed in accordance with the terms described therein.

     Based on the foregoing and subject to the assumptions, qualifications and limitations contained therein, we hereby confirm our opinion contained in the Prospectus Supplement under the caption "Canadian Federal Income Tax Considerations."

     We have not considered and render no opinion on any aspect of law other than as expressly set forth above.

     We hereby consent to the filing of this opinion as an exhibit a Form 8-K to be incorporated by reference into the Registration Statement and the reference to our firm under the caption "Canadian Federal Income Tax Considerations" in the Registration Statement as well as under the caption " Legal Matters" in the Prospectus and Prospectus Supplement included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                     Yours very truly,


                                     /s/ Bennett Jones LLP
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